EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8, pertaining to the Amended and Restated 2007 Equity Incentive Plan and the 1997 Employee Stock Purchase Plan (as amended through May 24, 2022) of Heron Therapeutics, Inc., of our report dated February 28, 2022 relating to the consolidated financial statements and the effectiveness of Heron Therapeutics, Inc.’s internal control over financial reporting which appears in Heron Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

San Francisco, California

September 9, 2022